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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-82272


                          PROSPECTUS SUPPLEMENT NO. 10
                      (TO PROSPECTUS DATED APRIL 29, 2002)

                            E.DIGITAL CORPORATION

                       2,916,101 SHARES OF COMMON STOCK


     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

                              PLAN OF DISTRIBUTION


      Pursuant to this prospectus supplement, our company is offering an aggregate of 2,916,101 shares of our common stock to the following entities in the amounts and for the consideration as hereinafter described. In connection herewith, we are offering 555,263 shares of our common stock to Davric Corporation, an institutional investor. The common stock will be purchased at a negotiated aggregate purchase price of $105,500, with the purchase price per share equal to $0.19.

     We also are offering 240,000 shares of our common stock to Eltech Electronics, Inc. ("Eltech") in consideration for certain manufacturing services previously provided to the company (the Manufacturing Services"), 200,000 shares of common stock to Digitalway, Inc. ("Digitalway") in consideration for certain inventory (the "Inventory") received by the company, 183,498 shares to Sunrise Capital, Inc. ("Sunrise") in consideration for certain consulting services previously provided to the company (the "Consulting Services") and 400,000 shares to Higham, McConnell & Dunning LLP ("Higham") in consideration for certain legal services previously provided to the company (the "Legal Services"), respectively. For purposes of this Prospectus Supplement, we have assumed that the Manufacturing Services, the Inventory, the Consulting Services and the Legal Services have a value of $45,600, $38,000, $34,865 and $76,000, respectively.

     We also are offering (i) 807,013 shares of our common stock to the Jerry E. Polis Family Trust, The Eric M. Polis Trust, Canusa Trading Ltd., NGHK Holdings, LLC, and Sunrise in consideration for (and in full satisfaction of) accrued and unpaid interest due and payable to the foregoing entities pursuant to certain 12% Secured Promissory Notes dated September 27, 2001, (ii) 397,104 shares of our common stock to the Jerry E. Polis Family Trust, Canusa Trading Ltd. and NGHK Holdings, LLC in consideration for (and in full satisfaction of) accrued and unpaid interest due and payable to the foregoing entities pursuant to certain 24% Promissory Notes dated July 1, 2002, July 16, 2002 and July 17, 2002, respectively, and (iii) 133,223 shares of our common stock to Davric in consideration for (and in full satisfaction of) accrued and unpaid interest due and payable to Davric pursuant to certain 15% Promissory Notes dated September 11, 2002. The amount of accrued and unpaid interest that is being satisfied as a result of the foregoing issuance of common stock is $254,096.

                                 USE OF PROCEEDS

    The net proceeds to us from the sale of 555,263 shares to Davric will be approximately $105,500. We plan to use the net proceeds for general corporate purposes, including:

   -  Working capital
   -  Capital expenditures
   -  Research and development
   -  Payment of trade payables and other debt
   -  General and administrative expenses

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                           MARKET FOR OUR COMMON STOCK

     On December 20, 2002, the last reported sales price of our common shares on the National Association of Securities Dealers OTC Electronic Bulletin Board System was $0.23 per share. Our common stock trades on the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG."

      As of December 23, 2002 and before the issuance of shares pursuant to this prospectus supplement, we have 141,951,795 shares of common stock outstanding.

                                  LEGAL MATTERS

     The validity of the securities offered will be passed on for the company
by Higham, McConnell & Dunning LLP, Laguna Niguel, California.   Higham,
McConnell & Dunning LLP will receive 400,000 of the shares of common stock being offered hereunder.

                                     GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES
OF COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 24, 2002.

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